EXHIBIT 21.1
CANNAE HOLDINGS, INC.
List of Subsidiaries December 31, 2020
Significant Subsidiaries

COMPANY	INCORPORATION
Cannae Holdings, LLC	Delaware
DNB Holdco, LLC	Delaware
Dun & Bradstreet Holdings, Inc.	Delaware
Optimal Blue Holdco, LLC	Delaware
RG Group Holdco, LLC	Delaware
Cannae Newport Holdings, LLC	Delaware
O' Charley's Holdings LLC	Delaware
O' Charley's LLC	Tennessee
99 Restaurants Holdings, LLC	Delaware
99 Restaurants, LLC	Delaware
Cannae Ventures Holdco III, LLC	Delaware
Accelerate Topco Holdings, LLC (AmeriLife)	Delaware